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                                                                    Exhibit 99.1

             Cardiac Science Completes Survivalink(R) Acquisition

             Merger Establishes Cardiac Science as Major Player In
                        The Rapidly Growing AED Market

IRVINE, Calif., Sept. 27 /PRNewswire/ -- Cardiac Science, Inc. (Nasdaq: DFIB) announced today that it closed its acquisition of Survivalink Corporation, a privately held Minneapolis-based company that is a leading provider of Automated External Defibrillators (AEDs). As consideration, Cardiac Science paid $10.5 million in cash, and issued a $25.8 million note as well as 18.15 million shares of common stock to Survivalink shareholders.

"Today, Cardiac Science gained an immediate and considerable foothold in the fast growing public access defibrillation marketplace business and extended our reach beyond the hospital market," said Raymond W. Cohen, Cardiac Science's president and chief executive officer. "Our objective is to reach profitability in 2002. Last year, Survivalink grew its revenue by 40 percent and is currently generating approximately $2 million a month in AED sales."

"We believe that the strong demand for Survivalink's best-of-class AED will continue. Our strategy is to aggressively grow revenue by immediately increasing the size of Survivalink's 21 person US direct sales force," said Cohen. "In addition, we will introduce an enhanced AED incorporating our patented Powerheart(R) technology scheduled for market release in the fourth quarter of 2001. We also anticipate cost efficiencies based on consolidation of all manufacturing activities, elimination of redundant operating costs and a reduction of general and administrative expenses."

About Automated External Defibrillators and the Worldwide AED Market

Designed to quickly and easily provide a life-saving defibrillation shock to restore normal heart rhythm to a cardiac arrest victim, AED's are typically used by first responders such as police, fire and ambulance personnel, and are also being deployed at places where people gather or work, such as airplanes, airports, casinos, corporate offices, schools, shopping malls, stadiums and commercial office buildings.

According to market analysis published by Frost & Sullivan in 2000, it is estimated that the worldwide market for AEDs will expand to over 250,000 units a year by 2006, accounting for over $650 million in annual revenue. Cardiac Science estimates that Survivalink currently holds between 17 and 20 percent share of the AED market.
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Survivalink's patented RescueReady(R) features, such as one button operation, pre-connected disposable pads and biphasic defibrillation technology, distinguish Survivalink's AED product from the competition. To date, Survivalink's AEDs have saved over 3,000 lives.

Other News

Cardiac Science also announced that the acceptance period for the tender offer for all the outstanding shares of Artema Medical has been extended to 3 P.M. Stockholm time on October 19, 2001. To date, no Artema class A shares have been tendered, and approximately 551,300 of Artema's class B shares have been tendered.

About Cardiac Science

Cardiac Science develops, manufactures and markets life-saving external cardiac defibrillator devices and proprietary disposable defibrillator electrodes that monitor and automatically treat patients who suffer life-threatening heart rhythms. The Company's initial product, the Powerheart(R), is the only FDA-cleared technology that monitors a patient's heart activity externally, identifies sudden cardiac arrest and immediately administers life-saving defibrillation without human intervention. The growth of the Company's installed base provides a potential recurring revenue stream from the sale of its proprietary disposable defibrillator electrodes. For more information visit www.cardiacscience.com or www.allencaron.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include, but are not limited to, the life-saving potential of Cardiac Science's technology, the anticipated synergies and cost savings from the Survivalink acquisition and the applications of the Company's technology. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the Company's Form 10-K for the year ending December 31, 2000 and other documents filed by the company with the Securities and Exchange Commission.

Cardiac Science has filed Registration Statements on Form S-4 with the Securities and Exchange Commission in connection with the Survivalink and Artema acquisitions. Cardiac Science urges you to read these Registration Statements and other relevant documents filed with the SEC because they contain important information. Investors and stockholders are able to obtain free copies of these documents at the SEC's website at www.sec.gov and upon oral or written request to Cardiac Science, Inc., 16931 Millikan Avenue, Irvine, CA 92606, USA,
Attention: Mr. Roderick de Greef (telephone number +1 949 587 0357).

For further information, please contact: investors, Matt Clawson, matt@allencaron.com, or media, Lynn Johnson, or Len Hall, len@allencaron.com, all of Allen & Caron Inc, +1-949-474-4300, for Cardiac Science, Inc.; or Roderick de Greef, Chief Financial Officer of Cardiac Science, Inc., +1-949-587-0357.